Exhibit 10.31

Vanguard Natural Resources, LLC
Directors Compensation

Each Independent Director shall be entitled to the following compensation:

1. Upon being appointed to the Board, a grant of 5000 Class B or restricted units

2. A quarterly payment of $7500

3. For the Chairman of the Audit Committee, an additional quarterly payment of $2500

4. Reimbursement of all costs and expenses incurred on behalf of the company while conducting company business